Exhibit 99.1

AUDITED FINANCIAL STATEMENTS AND
SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Capital Accumulation Plan

Years Ended December 31, 2008 and 2007
and Independent Auditors’ Report Thereon

NOVA Chemicals Inc.
Capital Accumulation Plan

Audited Financial Statements and Supplemental Schedule

Years Ended December 31, 2008 and 2007

Contents

Independent Auditors’ Report	1

Audited Financial Statements

Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	13

Independent Auditors’ Report

The Audit, Finance and Risk Committee

NOVA Chemicals Inc. Capital Accumulation Plan

We have audited the accompanying statement of net assets available for benefits of the NOVA Chemicals Inc. Capital Accumulation Plan (Plan) as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of NOVA Chemicals Inc. Capital Accumulation Plan as of and for the year ended December 31, 2007 were audited by other auditors whose report dated June 24, 2008 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2008, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 30, 2009

NOVA Chemicals Inc.

Capital Accumulation Plan

Statements of Net Assets Available for Benefits

	December 31
	2008	2007

Assets
Investments, at fair value (Note 3)	$9,736,978	$17,177,070

Cash, non-interest bearing	4,371	—
Dividends receivable	6,196	5,026
Net assets available for benefits, at fair value	9,747,545	17,182,096

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	60,995	(2,277)

Net assets available for benefits	$9,808,540	$17,179,819

See accompanying notes.

NOVA Chemicals Inc.

Capital Accumulation Plan

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2008	2007

Investment income (expense):
Interest	$97,088	$99,567
Dividends	390,999	838,486
Realized and unrealized (depreciation) appreciation of investments (Note 3)	(8,159,011)	1,112,403
	(7,670,924)	2,050,456

Contributions:
Employer	541,378	591,328
Participating employees	857,029	954,397
Employee rollovers	—	15,000
	1,398,407	1,560,725
Total investment (expense) income and contributions	(6,272,517)	3,611,181

Distributions to participants	(673,672)	(4,611,881)
Transfers from the Plan (Note 4)	(425,090)	—
Decrease in net assets available for benefits	(7,371,279)	(1,000,700)

Net assets available for benefits at beginning of year	17,179,819	18,180,519
Net assets available for benefits at end of year	$9,808,540	$17,179,819

See accompanying notes.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements

December 31, 2008 and 2007

1. Description of the Plan

The following description of NOVA Chemicals Inc. Capital Accumulation Plan (the Plan) provides only general information. Participants should refer to the Plan Document and the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan that was established by the Board of Directors of NOVA Chemicals Inc. (the Company or Employer) on October 1, 1996 to provide the union employees of the Beaver Valley Plant and the Indian Orchard Site (who joined the amended plan on January 1, 2000) the opportunity to save for their future financial needs.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Effective April 1, 2008, certain participants who were formerly employees of NOVA Chemicals Inc. became employees of INEOS NOVA LLC, a joint venture.

Eligibility

Employees are eligible to participate in the Plan on their date of hire.

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) of their pre-tax base pay, such contributions not exceeding $15,500 in total in each calendar year 2008 and 2007. All participant contributions are made through payroll deductions and are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service (IRS). Contributions and any investment earnings are not taxable until withdrawn.

For Beaver Valley Plant participants, the Company contributes on behalf of the employee two percent (2%) for each one percent (1%) of participant contributions up to a maximum six percent (6%) Company contribution. Participant contributions, investment earnings and, effective January 1, 2007, Company contributions are directed by the individual plan participants to investment choices offered under the Plan.

For Indian Orchard Site participants, the Company contributed on behalf of the employee one-half percent (0.5%) for each one percent (1%) of employee contributions up to a maximum four percent (4%) Company contribution until April 1, 2008, at which time participants became employees of INEOS NOVA LLC, a joint venture. Participant contributions, investment earnings and Company contributions are directed by the individual plan participants to investment choices offered under the Plan.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

1. Description of the Plan (continued)

Participant Accounts, Vesting and Distributions

Each participant’s account is credited with the participant’s and Employer’s contributions and allocations of the Participant’s account earnings. Allocation earnings are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in his/her member account. Upon normal retirement or termination of employment, each participant or beneficiary may receive the value of his/her account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling the participant to borrow from his or her account in an amount not in excess of the lesser of (a) $50,000 reduced by the participant’s highest outstanding loan balance from the Plan during the preceding 12-month period; and (b) 50% of the value of his or her account as of the date of which the loan is approved.  The loans bear interest at a rate commensurate with prevailing rates as determined by the Plan administrator. Loans bear interest at rates of prime plus two percent (prime + 2%), are secured by the assets in the member’s account and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company (Schwab).

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates and Basis of Accounting

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (continued)

As described in Financial Accounting Standards Board (FASB) Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans (FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measure attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to a fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the Schwab Stable Value Fund). As required by the FSP, the statements of net assets available for benefits present the fair value of The Schwab Stable Value Fund and the adjustment from fair value to contract value. The fair value of the Plan’s interest in The Schwab Stable Value Fund is based on the information reported by the issuer of the common collective trust at year-end. The contract value of The Schwab Stable Value Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.

Effective January 1, 2008, the Plan adopted FASB Statement No. 157, Fair Value Measurements (SFAS No. 157). See Note 3.

On January 1, 2008, the Plan adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option) with changes in fair value recognized in earnings at each subsequent reporting date. The Plan records its investments at fair value. A portion of the Plan’s investments are primarily held in the form of fully benefit-responsive investment contracts in the Master Trust. These contracts are disclosed at fair value with a corresponding reduction to contract value for purposes of reporting net assets in accordance with the provisions of FSP No. AAG INV-1 and SOP 94-4-1. The adoption of SFAS No. 159 had no impact on the Plan’s financial statements.

Income Recognition

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Payment of Benefits

Benefit payments are recorded as distributed.

Administrative Costs

All investment management fees (included in investment income (expense) on the accompanying statements of changes in net assets available or benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor, with the exception of the origination fee for loans, which is paid directly by the employee.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP No. 157-4). FSP No. 157-4 provides guidance on factors to be considered while estimating fair value in accordance with SFAS No. 157, when there has been a significant decrease in market activity for an asset or liability. This guidance retains the existing “exit price” concept under SFAS No. 157, and therefore does not change the objective of fair value measurements, even when there has been a significant decrease in market activity. FSP No. 157-4 is effective for the Plan as of December 31, 2009. The Company is in the process of evaluating the provisions of FSP No. 157-4 in order to determine the impact of adoption on the Plan’s financial statements.

In April 2009, the FASB issued FSP No. 115-2 and FSP No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP contains a new method for recognizing and reporting other-than-temporary impairments of debt securities. It also contains additional disclosure requirements for investments in debt and equity securities. This FSP is effective for the Plan as of December 31, 2009. The Company is in the process of evaluating the provisions of this FSP in order to determine the impact of adoption on the Plan’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 expands the current disclosure requirements in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 is effective for the Plan beginning January 1, 2009. The Company is in the process of evaluating the provisions of SFAS No. 161 in order to determine the impact of adoption on the Plan’s financial statements.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2008	2007

Schwab Stable Value Fund	$1,256,398	$845,386	**
PIMCO Total Return Fund	1,192,102	1,114,235
Fidelity Equity Income II	964,252	1,714,102
NOVA Chemicals Corp Stock*	909,534	4,019,806
Fidelity Magellan	659,659	1,470,687
Vanguard Index 500	627,737	1,083,356
TransCanada Corporation Stock	616,404	1,021,285
ING Intl Value CL A	592,976	1,090,690

*As of December 31, 2008 and December 31, 2007, none of the total NOVA Chemicals Corp Stock was nonparticipant-directed.

**Amount is not 5% or more of the fair value of the Plan’s net assets as of December 31, 2007; shown for comparative purposes only.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments (continued)

Effective January 1, 2008, the Plan adopted the provisions of SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements.  The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1                   Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Master Trust has the ability to access.

Level 2                   Inputs to the valuation methodology include: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.  If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3                   Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s fair value measurement level within the fair value measurement hierarchy is based on the lowest level of input that is significant to the fair value measurement.  Valuation techniques used are required to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value.

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments (continued)

Common collective trusts: Valued based on net asset values reported by the trustee of the funds. Fair values for the underlying assets of the common collective trusts were based on quoted prices in active markets or observable inputs used to value certain securities and contracts.  In determining fair value, the trustee considers such factors as the benefit-responsiveness of the investment contracts, the ability of the parties to investment contracts to perform in accordance with the terms of the contracts and the likelihood of default by the issuer of an investment security. The fair value of the wrap contracts is determined by using a discount-rate methodology, which incorporates the difference between current market level rates for contract level wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated yield curve as of year-end. Investments in units of collective trust funds and short-term investment funds are valued at their respective net asset values as reported by the funds daily.  Short-term money market investments are stated at amortized cost, which approximates market value.

Shares of registered investment companies: Valued based on net asset values reported on the active market and shares held by the Plan at year-end.

Interest-bearing cash: Valued at quoted market prices for applicable publicly traded money market funds.

Participant loans: Valued at amortized cost, which approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, even though the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008:

Assets at Fair Value as of December 31, 2008

	Level 1	Level 2	Level 3	Total
Common stock	$1,525,938	$—	$—	$1,525,938
Common collective trusts	155,169	2,138,318	—	2,293,487
Shares of registered investment companies	5,589,126	—	—	5,589,126
Interest-bearing cash	929	—	—	929
Participant loans	—	—	327,498	327,498
Total Investments	$7,271,162	$2,138,318	$327,498	$9,736,978

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments (continued)

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2008:

Level 3 Assets
Year Ended December 31, 2008
Participant loans
Balance, beginning of year	$352,203
Purchases, sales, issuances and settlements (net)	(24,705)
Balance, end of year	$327,498

During 2008 and 2007, the Plan’s investments (including investments bought, sold and held during the year) (depreciated) appreciated in value by ($8,159,011) and $1,112,403, respectively, as follows:

	December 31
	2008	2007
Investments at Fair Value
Common stock	$(4,426,455)	$1,048,885
Common collective trusts	(477,195)	51,901
Shares of registered investment companies	(3,305,279)	(42,590)
	(8,208,929)	1,058,196
Investments at Contract Value
Schwab Stable Value Fund	49,918	54,207
Net change	$(8,159,011)	$1,112,403

4. Transfers from the Plan

On October 1, 2007, the Company expanded its existing 50:50 European joint venture with INEOS (renamed INEOS NOVA LLC).  From October 1, 2007 through March 31, 2008, certain Company employees were seconded to INEOS NOVA LLC.  Effective April 1, 2008, the secondment arrangement with INEOS NOVA LLC ended and the participants of the Plan who transferred to INEOS NOVA LLC became inactive participants of the Plan.  From April 1, 2008 through December 31, 2008, $425,090 of assets belonging to these participants were transferred out of the Plan, the majority of which were transferred into INEOS NOVA LLC’s qualified plan.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

5. Risks and Uncertainties

The Plan invests in various investment securities that are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the accompanying statements of net assets available for benefits.

6. Income Tax Status

The Plan has received a determination letter from the IRS dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan administrator believes that the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.  The Plan submitted a request for a new determination letter on January 31, 2008.

7. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2008	2007

Net assets available for benefits per the financial statements	$9,808,540	$17,179,819

Investment contract valuation – adjustment from contract value to fair value	(60,995)	2,277

Net assets available for benefits per the Form 5500	$9,747,545	$17,182,096

8. Related Party Transactions

The common collective trusts are managed by Schwab, which is also the trustee of the Plan.  Therefore, transactions in these investments qualify as party-in-interest transactions.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2008 and 2007

8. Related Party Transactions (continued)

One of the investment options available to participants is NOVA Chemicals’ common stock.  The Plan held 190,678 and 124,068 shares of NOVA Chemicals’ common stock or $909,534 and $4,019,806 at December 31, 2008 and 2007, respectively.  As a result, transactions related to this investment fund qualify as party-in-interest transactions.

9. Subsequent Events

On February 23, 2009, NOVA Chemicals Corporation entered into an arrangement with International Petroleum Investment Corporation (IPIC) providing for the acquisition by IPIC of all of NOVA Chemicals’ outstanding common shares for cash consideration of U.S. $6.00 per share, subject to the satisfaction or waiver of certain conditions. The acquisition will be implemented by way of court-approved plan of arrangement under the Canada Business Corporations Act.

Supplemental Schedule

NOVA Chemicals Inc.

Capital Accumulation Plan

EIN #36-3203832         Plan #021

Schedule H, Line 4i – Schedule of Assets

(Held at End of Year)

December 31, 2008

Description of Assets	Units/Shares	Cost	Current Value

Investments:
Schwab Stable Value Fund (1)	72,749	$1,229,826	$1,256,398
PIMCO Total Return Fund	117,564	1,240,611	1,192,102
Fidelity Equity Income II	72,391	1,659,945	964,252
NOVA Chemicals Corp Stock (1)	190,678	3,006,749	909,534
Fidelity Magellan	14,384	1,314,376	659,659
Vanguard Index 500	7,555	859,887	627,737
TransCanada Corporation Stock	22,712	336,892	616,404
ING Intl Value CL A	62,484	1,011,593	592,976
Schwab Managed Ret 2010 CL II (1)	38,765	576,100	476,813
Europacific Growth R4	12,196	529,711	336,124
Schwab Managed Ret 2020 CL II (1)	24,724	395,323	303,853
Royce Value Plus Service	36,216	499,908	287,913
Goldman Sachs Mid Cap Value A	12,379	443,678	273,078
Federated US Govt Sec 2-5 Yrs	15,610	182,267	188,719
Schwab Managed Ret 2030 CL II (1)	14,829	259,689	183,139
WF Advantage Growth Fund	9,258	221,910	159,600
Goldman Sachs Small Cap Value A	6,365	247,770	157,588
Goldman Sachs Growth Oppor A	12,047	250,471	149,378
Schwab Managed Ret 2040 CL II(1)	5,552	98,312	67,957
Schwab Managed Ret 2050 CL II(1)	825	7,196	5,327
Schwab Money Market Funds (1)	929	947	929
Total investments		14,373,161	9,409,480

Other:
Participant loans (2)	327,498	327,498	327,498
		$14,700,659	$9,736,978

(1) Represents party in interest to the Plan.

(2) Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance. The current loan accounts bear interest at rates of prime plus two percent (2%), are secured by the assets in the member’s account and must be repaid within five years.